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                                                                    Exhibit 99.1

                                                                Massey logo here

                                                           FOR IMMEDIATE RELEASE

                                                                        Contact:
                                                              Katharine W. Kenny
                                                    Director, Investor Relations
                                                                  (804) 788-1824

                       MASSEY ENERGY COMPLETES REFINANCING

Richmond, Virginia, July 2, 2003 - Massey Energy Company (NYSE:MEE) announced today that it completed the replacement of its short-term credit facilities. The Company completed the refinancing with the execution of a $355 million secured financing package. The package consists of a $105 million revolving multi-year credit facility maturing on January 1, 2007 and a 5-year $250 million term loan with an early maturity date of January 1, 2007 if the Company's existing 6.95% Senior Notes are not refinanced by that date. Earlier, on May 29, 2003, the Company took the first step in this refinancing when it issued $132 million of 4.75% convertible notes in a private placement, the proceeds of which were used to repay outstanding borrowings and to reduce commitments under its existing revolving credit facilities.

"We are pleased to meet our goal of completing this refinancing well ahead of the expiration of our existing facilities," said Don L. Blankenship, Massey CEO and Chairman. "The structure of the refinancing has enabled the Company to raise more than initially planned and has increased our liquidity position and letters of credit capacity to our targeted objectives."

A portion of the proceeds from the sale of the convertible notes and the term loan were used to repay all outstanding amounts under both the previously existing revolving credit facilities and the Company's accounts receivable securitization program. The term loan interest rate is set at LIBOR plus 3.5%. There are currently no borrowings under the new revolving credit facility, which will initially bear interest at LIBOR plus 2.5%. The currently untapped accounts receivable securitization program remains in place as a source of up to $80 million of additional liquidity.

The Company plans to issue its second quarter earnings press release with further information about its financial results after the market closes on Wednesday, July 30, 2003 and to hold its conference call and live webcast at 11:00 a.m. on Thursday, July 31. The call can be accessed by going to the Investor Relations page on www.masseyenergyco.com.

Massey Energy Company, headquartered in Richmond, Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

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